EXHIBIT 99.1

KBR Announces Third Quarter 2021 Financial Results; Raises FY 2021 Guidance

•Robust revenue growth of 34%; adj. EBITDA growth of 30%; and adj. EPS growth of 45%
•Strong free cash conversion of 128% for the quarter and 110% year-to-date
•Expanded capital deployment optionality
•Raising FY 2021 revenue and earnings guidance

HOUSTON - October 28, 2021 - KBR, Inc. (NYSE: KBR) today announced its third quarter 2021 financial results and raised its FY 2021 financial guidance.

"I am pleased to announce another fantastic quarter in which KBR continues to drive operational excellence and deliver outstanding results for customers. The focus, agility and commitment of our people have the business performing well across all key metrics – revenue, earnings, cash, awards and safety,” said Stuart Bradie, President and CEO of KBR. “Impressive organic growth across each of our government businesses, end-market momentum across the entire portfolio and a significant award in the quarter to provide humanitarian support under Operation Allies Welcome combine to give us confidence in our raised 2021 earnings guidance."

Bradie continued, "The completion of the acquisition of Frazer-Nash Consultancy, a high-end advisory and consulting firm, is a step change in the evolution of KBR’s international business. It further extends our reach into technically differentiated sectors and aligns with our mission to deliver high-end technology-enabled solutions and capabilities. Furthermore, its compelling renewable energy suite fits nicely with KBR’s commitment to help our customers achieve their own ESG and sustainability objectives. We are pleased to welcome our Frazer-Nash colleagues to KBR and thank each member of our combined team of teams for their commitment to advancing our strategy to create long-term value for stakeholders.”

Summarized Third Quarter 2021 Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions, except share data	2021	2020	2021	2020

Revenues	$1,843	$1,379	$4,840	$4,301
Gross Profit	$193	$172	568	500
Operating income	$101	$93	$102	$12
Adjusted EBITDA[1]	$162	$125	$453	$343

Earnings (loss) per share:
Diluted earnings (loss) per share	$0.38	$0.36	$(0.36)	$(0.64)
Adjusted earnings per share[1]	$0.64	$0.44	$1.70	$1.22

Cash flows:
Operating cash flows	$122	$95	$276	$245
Adjusted operating cash flows[1]	$122	$90	$287	$268
Adjusted free cash flows[1]	$116	$86	$265	$260
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

Financial Highlights for the Quarter Ended September 30, 3021
•Revenue of $1.8 billion, a 34% increase in the quarter, 20% organic, is primarily attributable to the following:
◦Government Solutions posted $1.6 billion of revenue in the third quarter, a 54% increase over 2020, 33% organic. The increase in revenue is attributable to organic growth delivered across each of our government businesses, including new work supporting Operation Allies Welcome ("OAW"), and the acquisition of Centauri in October 2020. During the quarter, KBR was awarded multiple task orders to support OAW, a historic humanitarian effort for the U.S. Department of Defense ("DOD") to facilitate the rapid development of vital, temporary infrastructure at military bases in the U.S. and abroad to accommodate thousands of displaced Afghans. KBR recognized almost $400 million of revenue in the quarter associated with this program.
◦Sustainable Technology Solutions posted $288 million of revenue in the third quarter, generally in line with our guided annual FY 2021 revenue expectations for this business following the company's 2020 exit from commoditized services.
•Gross profit, operating income, adj. EBITDA and adj. EPS increased in line with the items described above.
◦Excluding the impact of OAW, core Government Solutions and Sustainable Technology Solutions profit and adj. EBITDA margins were in line with guided expectations. OAW task orders are cost-reimbursable with EBITDA profit margins in the low-single digits. The net impact is growth in overall gross profit, operating income and adj. EBITDA with some dilution to the margin profile.
◦In October 2021, we announced that our JKC joint venture entered into a binding settlement agreement that resolved outstanding claims and disputes between JKC and its client. The settlement agreement is an important de-risking event that reduces significant uncertainty, reduces future legal costs, frees up management time, and increases deployment optionality. In connection with this settlement, KBR recorded a charge of approximately $10 million for its proportionate share of final warranty items. Consistent with our practice, we have adjusted this item out of our adj. EPS for the quarter.
◦Adj. EPS increased 45% in line with the items described above as well as favorable jurisdictional tax mix and increased utilization of foreign tax credits.
•The company produced $122 million of operating cash flows (OCF) and $116 million of adj. free cash flows. Adjusted free cash flow conversion was 128% in the quarter and 110% year-to-date.

Recent Developments and New Business
In the quarter ended September 30, 2021, the company recorded $1.6 billion of awards and options, including the following:
•A $127 million recompete contract from the US Department of Transportation Volpe Center to modernize technical and safety-related transportation systems to meet 21st century challenges;
•A new $44 million cyber contract to perform research, analysis, and assessments for the Air Force Life Cycle Management Cyber Systems Engineering Division to protect systems and software from unauthorized access, use, disclosure, disruption, modification, or destruction;
•A historic humanitarian support contract to facilitate the rapid development of vital infrastructure at military bases in the U.S. and abroad being used to accommodate thousands of displaced Afghans for the U.S. DOD;
•A contract to provide our leading ammonia technology for an innovative green ammonia project. KBR will provide technology license, engineering, proprietary equipment, catalyst, and commissioning services for this ground-breaking project;
•A three-year contract to provide KBR INSITE® virtual/remote monitoring and advisory services for a client's integrated ammonia-methanol plant in Texas.  KBR will help the client digitally diagnose operational problems, determine probable root causes, and recommend corrective actions to meet operational objectives and minimize environmental impact; and
•A contract to provide technology license, basic engineering design, and proprietary equipment for its leading ethylene technology SCORE™ for Europe's largest petrochemical project in over 20 years.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes organic and external investments that facilitate sustainable, long-term growth and the prudent return of capital to shareholders. Looking ahead, KBR will continue to leverage its talent, expertise and financial strength to capitalize on industry tailwinds, long-term market dynamics and accretive growth opportunities.

During the quarter, KBR repurchased $25 million of common shares and issued a quarterly dividend of $0.11 per share, an increase of 10% from 2020 levels. In October 2021, KBR closed on the acquisition of Frazer-Nash Consultancy for approximately $400 million.

Raising FY 2021 Guidance
KBR raised its FY 2021 financial guidance primarily attributable to the new work for Operation Allies Welcome, as follows:
•Consolidated revenue: $7.2 billion to $7.5 billion (from $5.8B to $6.2B)
•Adjusted EBITDA margin: 8% (from 9%); adj. EBITDA margin reflects the impact of the cost reimbursable, low-single-digit OAW contract. Core adj. EBITDA margins for Government Solutions and Sustainable Technology Solutions continue to be on track at originally guided levels.

•Effective tax rate: 24% to 25% (from 25% to 26%)
•GAAP earnings per share (EPS): $0.05 to $0.15; adjusted EPS: $2.30 to $2.40 (updated)
◦Updated GAAP and adjusted EPS to reflect OAW earnings
◦Updated GAAP and adjusted EPS adjustments to reflect KBR's portion of final warranty items in connection with the client settlement agreement of $10 million or $0.07 per share.
•GAAP OCF: $255 million to $295 million; adjusted OCF: $300 million to $340 million (no change)

Conference Call Details
The company will host a conference call to discuss its third quarter 2021 financial results on Thursday, October 28, 2021 at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.719.457.0820, passcode: 3062910.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 29,000 people worldwide with customers in more than 80 countries and operations in 40 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward-Looking Statements
This press release and related comments by KBR management contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some examples include statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical. When used in this press release, the words “estimates,” “expects,” “predicts,” “continues,” “looking ahead,” “well-positioned,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this press release.

Mandatory COVID-19 vaccination of employees may impact our workforce which could have an adverse effect on our business, results of operations and/or cash flows.

On September 9, 2021, President Biden issued an Executive Order mandating COVID-19 vaccination for all Federal employees (subject to medical and religious exemptions). President Biden also announced a proposed new rule requiring all employers with at least 100 employees to require that their employees be fully vaccinated or tested weekly. The U.S. Department of Labor’s Occupational Safety and Health Administration (“OSHA”) is currently drafting an emergency regulation to carry out this mandate, which is expected to take effect in the coming weeks. At this time, it is uncertain, among other things, if the vaccine mandate will apply to all employees or only to employees who work in the office and how compliance will be documented.

As a company with more than 100 employees, it is anticipated that we would be subject to the OSHA regulation concerning COVID-19 vaccination. As a result, we announced a requirement for all our employees to be fully vaccinated by December 8, 2021. At this time, it is not possible to predict with certainty the exact impact that the proposed new regulation or the Company’s vaccine requirement will have on us or on our workforce. Our vaccine requirement and the proposed new regulation, if implemented, may result in employee attrition and difficulty securing future labor needs which could have an adverse effect on our business, results of operations and/or cash flows.
Additional information about potential risk factors that could affect our business and financial results is included in our latest Form 10-K and any subsequent Forms 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances. We also disclaim any duty to comment on or correct information that may be contained in reports published by investment analysts or others.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Government Solutions	$1,555	$1,013	$3,950	$2,948
Sustainable Technology Solutions	288	366	890	1,353
Total revenues	1,843	1,379	4,840	4,301
Gross profit:
Government Solutions	147	131	393	377
Sustainable Technology Solutions	46	41	175	123
Total gross profit	193	172	568	500
Equity in earnings (losses) of unconsolidated affiliates:
Government Solutions	11	11	26	23
Sustainable Technology Solutions	(12)	2	(201)	7
Total equity in earnings (losses) of unconsolidated affiliates	(1)	13	(175)	30
Selling, general and administrative expenses
Government Solutions	(44)	(45)	(142)	(116)
Sustainable Technology Solutions	(16)	(20)	(51)	(63)
Other	(31)	(24)	(90)	(80)
Total selling, general and administrative expenses	(91)	(89)	(283)	(259)
Acquisition and integration related costs	(3)	(2)	(7)	(2)
Goodwill impairment	—	—	—	(99)
Restructuring charges and asset impairments	—	(1)	(2)	(176)
Gain on disposition of assets and investments	3	—	1	18
Operating income	101	93	102	12
Interest expense	(23)	(18)	(68)	(60)
Other non-operating income (loss)	(1)	(4)	(2)	1
Income (loss) before income taxes	77	71	32	(47)
Provision for income taxes	(19)	(19)	(75)	(24)
Net income (loss)	58	52	(43)	(71)
Less: Net income attributable to noncontrolling interests	3	—	7	20
Net income (loss) attributable to KBR	$55	$52	$(50)	$(91)
Adjusted EBITDA[1]	$162	$125	$453	$343
Diluted EPS	$0.38	$0.36	$(0.36)	$(0.64)
Adjusted EPS[1,2]	$0.64	$0.44	$1.70	$1.22
[1] See additional information at the end of this release regarding non-GAAP financial measures
[2] Adjusted EPS is calculated using a share count of 141 million shares outstanding for the quarter- and nine-months ended September 30, 2021 and 142 million shares outstanding for the quarter- and nine-months ended September 30, 2020

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$550	$436
Accounts receivable, net of allowance for credit losses of $13 and $13, respectively	1,245	899
Contract assets	227	178
Other current assets	114	121
Total current assets	2,136	1,634
Claims and accounts receivable	30	30
Property, plant, and equipment, net of accumulated depreciation of $435 and $419 (including net PPE of $21 and $24 owned by a variable interest entity), respectively	131	130
Operating lease right-of-use assets	154	154
Goodwill	1,772	1,761
Intangible assets, net of accumulated amortization of $279 and $228, respectively	635	683
Equity in and advances to unconsolidated affiliates	590	881
Deferred income taxes	237	297
Other assets	147	135
Total assets	$5,832	$5,705
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$964	$574
Contract liabilities	289	356
Accrued salaries, wages and benefits	318	283
Nonrecourse project debt	—	5
Operating lease liabilities	40	44
Other current liabilities	177	193
Total current liabilities	1,788	1,455
Pension obligations	310	381
Employee compensation and benefits	104	110
Income tax payable	94	96
Deferred income taxes	13	26
Nonrecourse project debt	2	2
Long-term debt	1,578	1,584
Operating lease liabilities	189	186
Other liabilities	254	256
Total liabilities	4,332	4,096
Commitments and Contingencies
KBR shareholders' equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 179,908,148 and 179,087,655 shares issued, and 140,260,422 and 140,766,052 shares outstanding, respectively	—	—
PIC	2,246	2,222
Retained earnings	1,208	1,305
Treasury stock, 39,647,726 shares and 38,321,603 shares, at cost, respectively	(919)	(864)
AOCL	(1,049)	(1,083)
Total KBR shareholders' equity	1,486	1,580
Noncontrolling interests	14	29
Total shareholders' equity	1,500	1,609
Total liabilities and shareholders' equity	$5,832	$5,705

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(43)	$(71)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	114	74
Equity in (earnings) losses of unconsolidated affiliates	175	(30)
Deferred income tax	38	(11)
Gain on disposition of assets	(1)	(18)
Goodwill impairment	—	99
Asset impairments	1	91
Other	39	25
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	(341)	(50)
Contract assets	(50)	49
Accounts payable	397	15
Contract liabilities	(41)	(124)
Accrued salaries, wages and benefits	41	46
Payments on operating lease obligation	(46)	(45)
Payments from unconsolidated affiliates, net	18	15
Distributions of earnings from unconsolidated affiliates	37	35
Pension funding	(35)	(33)
Restructuring reserve	(20)	31
Other assets and liabilities	(7)	147
Total cash flows provided by operating activities	276	245
Cash flows from investing activities:
Purchases of property, plant and equipment	(22)	(8)
Proceeds from disposition of assets and investments	44	1
Investments in equity method joint ventures	(13)	(22)
Acquisition of businesses, net of cash acquired	(14)	(9)
Acquisition of technology license	(7)	—
Other	(10)	—
Total cash flows used in investing activities	(22)	(38)
Cash flows from financing activities:
Borrowings on long-term debt	—	359
Payments on short-term and long-term borrowings	(25)	(270)
Debt issuance costs	—	(3)
Payments of dividends to shareholders	(45)	(40)
Net proceeds from issuance of common stock	11	3
Payments to reacquire common stock	(58)	(4)
Distributions to noncontrolling interests	(23)	(3)
Other	—	(1)
Total cash flows (used in) provided by financing activities	(140)	41
Effect of exchange rate changes on cash	—	(11)
Increase in cash and equivalents	114	237
Cash and equivalents at beginning of period	436	712
Cash and equivalents at end of period	$550	$949
Noncash financing activities
Dividends declared	$15	$14

KBR, Inc.: Backlog Information (a)
(In millions)

	September 30,	December 31,
	2021	2020
Government Solutions	$12,453	$12,661
Sustainable Technology Solutions	2,306	2,454
Total backlog	$14,759	$15,115
Award options	5,172	3,899
Total backlog and options	$19,931	$19,014

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.9 billion at September 30, 2021, and $2.4 billion at December 31, 2020. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $41 million at September 30, 2021, and $52 million at December 31, 2020.

We estimate that as of September 30, 2021, 26% of our backlog will be executed within one year. Of this amount, 92% will be recognized in revenues on our condensed consolidated statement of operations and 8% will be recorded by our unconsolidated joint ventures. As of September 30, 2021, $95 million of our backlog relates to active contracts that are in a loss position.

As of September 30, 2021, 11% of our backlog was attributable to fixed-price contracts, 50% was attributable to PFIs, 26% was attributable to cost-reimbursable contracts, and 13% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2021, $9.7 billion of our Government Solutions backlog was currently funded by our customers. As of September 30, 2021, we had approximately $5.2 billion of priced option periods for U.S. government contracts.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating (income) loss; and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and nine-month periods ended September 30, 2021 and 2020 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and nine-month periods ended September 30, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2021	2020	2021	2020

Net income (loss) attributable to KBR	$55	$52	$(50)	$(91)
Adjustments
•Interest expense	23	18	68	60
•Provision for income taxes	19	19	75	24
•Other non-operating (income) loss	1	4	2	(1)
•Depreciation and amortization	38	26	114	74
Consolidated EBITDA	$136	$119	$209	$66
Adjustments
•Acquisition, integration and restructuring	4	3	10	272
•Non-cash loss (gain) on legal entity rationalization	1	—	4	(7)
•Ichthys commercial dispute costs	17	1	218	6
•Legacy legal fees	4	2	12	6
Adjusted EBITDA	$162	$125	$453	$343

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the three- and nine-month periods ended September 30, 2021 and 2020 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and nine-month periods ended September 30, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and nine-month periods ended September 30, 2021 and 2020 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Diluted loss per share	$0.38	$0.36	$(0.36)	$(0.64)
Adjustments
•Amortization related to acquisitions	$0.07	$0.02	$0.22	$0.05
•Ichthys interest and commercial dispute costs	$0.10	$0.03	$1.60	$0.09
•Acquisition, integration and restructuring	$0.03	$0.01	$0.06	$1.68
•Non-cash imputed interest and conversion hedge on convertible bonds	$0.03	$0.01	$0.05	$0.05
•Legacy legal fees	$0.02	$0.01	$0.06	$0.03
•Non-cash loss (gain) on legal entity rationalization	$0.01	$—	$0.02	$(0.04)
•Non-cash impact of future UK statutory tax rate increase	$—	$—	$0.05	$—
Adjusted EPS[1]	$0.64	$0.44	$1.70	$1.22
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(1) Adjusted EPS is calculated using a share count of 141 million shares outstanding for the quarter- and nine-months ended September 30, 2021 and 142 million shares outstanding for the quarter- and nine-months ended September 30, 2020.

We have calculated the Adjusted EPS for the 2021 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings per share guidance:	$0.05	$0.15
Adjustments
•Amortization related to acquisitions	$0.26
•Ichthys interest and commercial dispute costs	$1.65
•Acquisition, integration and restructuring	$0.09
•Non-cash imputed interest and conversion hedge on convertible bonds (1)	$0.06
•Legacy legal fees	$0.09
•Non-cash loss from legal entity rationalization	$0.05
•Non-cash impact of future UK statutory tax rate increase	$0.05
Adjusted EPS Guidance	$2.30	$2.40
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(1) Conversion option will be calculated and adjusted quarterly based on KBR trading price
(2) Adjusted EPS guidance is calculated using a share count of 141 million shares outstanding

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows

Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows and adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three- and nine-month periods ended September 30, 2021 and 2020 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2021	2020	2021	2020

Cash flows provided by operating activities	$122	$95	$276	$245
Add back: Major project advance work-off	—	14	11	64
Adjust: CARES Act temporary tax repayment (relief)	—	(19)	—	(41)
Adjusted operating cash flows	$122	$90	$287	$268
Less: Capital expenditures	(6)	(4)	(22)	(8)
Adjusted free cash flows	$116	$86	$265	$260

Adjusted free cash flow per share[1]	$0.82	$0.61	$1.88	$1.83
Adjusted earnings per share	$0.64	$0.44	$1.70	$1.22
Adjusted free cash conversion	128%	139%	110%	150%
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(1) Adjusted free cash flow per share is calculated using a share count of 141 million shares outstanding for the quarter- and nine-months ended September 30, 2021 and 142 million shares outstanding for the quarter- and nine-months ended September 30, 2020

We have calculated the 2021 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$255	$295
Adjustments:
•Impact of major project advance workoff	15
•Impact of CARES Act temporary tax repayment	30
Adjusted operating cash flows guidance	$300	$340